UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) January 30, 2007

AT&T INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

175 E. Houston, San Antonio, Texas	78205
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (210) 821-4105

__________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Throughout this document, AT&T Inc. is referred to as “we” or “AT&T.” We are a holding company whose subsidiaries and affiliates operate in the communications services industry. Our subsidiaries and affiliates provide wireline and wireless telecommunications services and equipment, and directory advertising both domestically and worldwide.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise.

We announced on January 25, 2007 that fourth-quarter 2006 reported earnings were $0.50 per diluted share, up 8.7% compared with $0.46 per share in the fourth quarter of 2005. Fourth-quarter 2006 reported net income was $1.9 billion, up 17.1% compared with $1.7 billion in the fourth quarter of 2005. Reported earnings for the full year 2006 were $1.89 per diluted share, up from $1.42 per share for the full year 2005. Reported net income for the full year 2006 was $7.4 billion, up from $4.8 billion for the full year 2005.

On December 29, 2006, AT&T completed the acquisition of BellSouth Corporation (BellSouth) and also thereby acquired the remaining 40% economic interest in AT&T Mobility LLC (AT&T Mobility), formerly Cingular Wireless LLC (Cingular), which AT&T did not own previously. Prior to the acquisition’s close, AT&T included its 60 percent economic share of Cingular’s results in the equity in net income of affiliates line of its consolidated statements of income in accordance with U.S. generally accepted accounting principles (GAAP). AT&T’s fourth-quarter consolidated revenues, expenses and operating income include results from BellSouth and AT&T Mobility for the two-day period from the closing until year-end 2006.

On a reported basis, our fourth-quarter 2006 revenues were $15.9 billion compared with $12.9 billion in fourth-quarter 2005 and fourth-quarter 2006 operating expenses were $13.3 billion compared with $11.8 billion in the year-ago quarter. Fourth-quarter 2006 reported operating income margin was 16.2%, up from 8.8% in the year-ago quarter.

As mentioned above, AT&T did not include revenues or expenses from AT&T Mobility in AT&T’s reported revenues prior to December 29, 2006. AT&T Mobility’s reported revenues for the fourth-quarter 2006 were $9.8 billion, up 10.2% versus the year-ago quarter. The increase in revenues reflected an increase in net customers and strong growth in data revenues. AT&T Mobility ended 2006 with approximately 61 million customers, an increase of 6.8 million customers over 2005. Fourth-quarter 2006 reported operating expenses totaled $8.4 billion, up 1.5% from the fourth quarter of 2005.

Although we included only two days of BellSouth results in our fourth-quarter 2006 results, we are providing the following information relating to BellSouth to assist investors in tracking our business trends. BellSouth’s communications group segment had stable revenue for the fourth-quarter 2006 reflecting continued growth in data and DSL revenues offset by a decline in voice revenue. Voice revenue declined primarily due to access line losses. At year-end 2006, BellSouth’s access lines had declined 6.4% from 2005. The rate of year-over-year total access line decline slowed for the second consecutive quarter primarily due to moderating retail residential line losses. Operating margin for the communication group segment increased year-over-year and was steady sequentially. BellSouth’s advertising and publishing group reported single-digit revenue growth as well as an improvement in its operating margin.

Our reported revenue comparisons with 2005 were primarily affected by the inclusion of revenue of AT&T Corp. upon the closing of that acquisition on November 18, 2005, as well as continued growth at a low rate in the portion of AT&T’s wireline segment attributable to its former SBC 13-state region, including growth in data and DSL revenues offset by a decline in access lines. Within our wireline segment, revenues from our former SBC regional business customers increased compared to the corresponding quarter in the previous year, reflecting increases in Internet-Protocol-based data services and voice revenues. Revenues from our former SBC consumer customers were flat versus fourth-quarter 2005, reflecting a continued increase in DSL revenues offset by a decline in access lines. Revenues from wholesale customers declined, continuing the trend of recent quarters with declines in the number of former UNE-P lines and shifts by major carriers to their own networks. Our total switched access lines declined by 6.3% on a year-over-year basis. Revenues from AT&T Corp.’s national mass markets customer group continued to decline sequentially. Revenues from the enterprise (large business) customer group continued the trend seen during the last several quarters of declining at a slowing rate when viewed on a sequential quarterly basis.

AT&T’s reported expense comparisons with 2005 also primarily reflected the inclusion of AT&T Corp.’s operating expenses in 2006 results but also reflected expense savings of approximately $1 billion resulting from consolidating AT&T Corp.’s operations following completion of the acquisition.

AT&T expects to realize significant further cost savings from AT&T Corp. as well as from BellSouth and Cingular, as it consolidates operations of all three companies. AT&T expects that cost savings and other merger synergies for 2007 from the AT&T Corp. and BellSouth mergers would be in the range of approximately $2.8 to $3.6 billion.

With respect to its deployment of U-verse services, including video, AT&T expects, during 2007, to expand its service in the 11 markets in which it has launched limited initial operations as well provide service in other markets. For the full-year 2007, exclusive of any deployment in the former BellSouth region, we expect dilution from this deployment to total $0.09 to $0.11 per share.

We expect that capital expenditures will be in the mid-teens as a percentage of total revenues in both 2007 and 2008.

In accordance with the purchase accounting rules under GAAP, the deferred revenues and expenses for all directories in BellSouth’s Advertising and Publishing segment that were delivered prior to the close of the acquisition have been eliminated. We expect that the effect of this rule will be a reduction to our full-year 2007 reported earnings per share of approximately $0.07 (as compared to if we had amortized these deferred revenues and expenses), but will not affect cash from operations.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are filed as part of this report:

(d)	Exhibits
99.1	AT&T Inc. selected financial statements and operating data.
99.2	AT&T Inc. Unaudited Pro Forma Condensed Combined Statement of Income for the year ended December 31, 2006.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: January 30, 2007	By: /s/ John J. Stephens John J. Stephens Senior Vice President and Controller